UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 4, 2016 (October 3, 2016)

NEWELL BRANDS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9608	36-3514169
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6655 Peachtree Dunwoody Road

Atlanta, Georgia 30328

(Address of principal executive offices including zip code)

(770) 418-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 3, 2016, Newell Brands Inc., a Delaware corporation (the “Company”) and Jarden Receivables, LLC, a wholly-owned subsidiary of the Company (“Jarden Receivables”), entered into a loan and servicing agreement, dated as of October 3, 2016 (the “Loan and Servicing Agreement”), among Jarden Receivables, as borrower, the Company, as servicer, the conduit lenders, the committed lenders and the managing agents named therein, Wells Fargo Bank, National Association, as issuing lender, PNC Bank, National Association, as administrative agent, and PNC Capital Markets LLC, as structuring agent.

The Loan and Servicing Agreement and related receivables sale and contribution agreement and performance undertaking (collectively, the “New Securitization Documents”) were entered into in order to, among other things, replace the existing securitization programs of the Company and certain of its subsidiaries with a new $950 million, three-year securitization program.

Pursuant to the terms of the New Securitization Documents, the Company and certain operating subsidiaries (collectively, the “Originators”) will sell, on an ongoing basis, their receivables to Jarden Receivables and Jarden Receivables will acquire such receivables through loans received under the Loan and Servicing Agreement. Jarden Receivables is wholly-owned by the Company and will be the owner of the purchased receivables and is the borrower under the Loan and Servicing Agreement. The assets of Jarden Receivables will be restricted as collateral for the payment of debt or other obligations arising under the facility, and Jarden Receivables’ assets and credit are not available to satisfy the debts and obligations owed to the Company’s or any other Originator’s creditors. The Company includes Jarden Receivables’ assets, liabilities and results of operations in its consolidated financial statements. Interest accrues at a rate based on (i) LIBOR, (ii) commercial paper interest rates or (iii) a base rate equal to the highest of (x) the prime rate, (y) the federal funds rate plus 0.50% or (z) one month LIBOR plus 1.00%. The Company will provide a guarantee of all obligations of each of the Originators under the New Securitization Documents.

The Loan and Servicing Agreement contains customary events of termination, representations and warranties and affirmative and negative covenants for facilities of this type, including the obligation of the Company to maintain the same total indebtedness to total capital ratio as it is required to maintain under its revolving credit facility.

Certain of the institutions that are parties to the New Securitization Documents (and their respective subsidiaries and affiliates) have in the past provided, from time to time, and may in the future continue to provide, investment banking, underwriting, lending, commercial banking, trust and other advisory services to the Company and its subsidiaries and affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries and affiliates for such services.

The foregoing description of the Loan and Servicing Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Loan and Servicing Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

In connection with changes to the Company’s operating structure announced on October 4, 2016, it is expected that William A. Burke, currently serving as the Company’s President, Jarden Group, since April 15, 2016, will be appointed Executive Vice President and Chief Operating Officer effective January 1, 2017. Certain additional biographical information with respect to Mr. Burke is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on February 29, 2016, the relevant portions of which are incorporated herein by reference.

Item 8.01	Other Events.

On October 4, 2016, the Company issued a press release announcing changes to its operating structure. A copy of the press release is filed at Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit

10.1	Loan and Servicing Agreement, dated as of October 3, 2016, among Jarden Receivables, LLC, as Borrower, Newell Brands Inc., as Servicer, the Conduit Lenders, the Committed Lenders and the Managing Agents named therein, Wells Fargo Bank, National Association, as Issuing Lender, PNC Bank, National Association, as Administrative Agent, and PNC Capital Markets LLC, as Structuring Agent

99.1	Press Release issued on October 4, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2016		NEWELL BRANDS INC.

	By:	/s/ Ralph J. Nicoletti
Ralph J. Nicoletti Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Loan and Servicing Agreement, dated as of October 3, 2016, among Jarden Receivables, LLC, as Borrower, Newell Brands Inc., as Servicer, the Conduit Lenders, the Committed Lenders and the Managing Agents named therein, Wells Fargo Bank, National Association, as Issuing Lender, PNC Bank, National Association, as Administrative Agent, and PNC Capital Markets LLC, as Structuring Agent

99.1	Press Release issued on October 4, 2016